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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                                 AMENDMENT NO. 4

                    Under the Securities Exchange Act of 1934

                           D & E Communications, Inc.

                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $.16 PER SHARE
                     --------------------------------------

                         (Title of Class of Securities)

                                    232860106
                                    ---------
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement [__ ]. (A fee is not required only if the filing person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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          CUSIP No. 232860106            13G       Page 2 of 6 Pages
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        1  NAMES OF REPORTING PERSONS S.S. OR I.R.S.
           IDENTIFICATION NOS. OF ABOVE PERSONS:
           EMILY B. SPRECHER

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        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) / /
           (SEE INSTRUCTIONS)                                         (b) / /

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        3  SEC USE ONLY

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        4  CITIZENSHIP OR PLACE OF ORGANIZATION
                 UNITED STATES

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               Number of Shares       5  SOLE VOTING POWER                    0
            Beneficially Owned by
            Each Reporting Person
                     With            ------------------------------------------

                                      6  SHARED VOTING POWER                -0-

                                     ------------------------------------------

                                      7  SOLE DISPOSITIVE POWER          266,643

                                    -------------------------------------------

                                      8  SHARED DISPOSITIVE POWER         36,000

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        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  266,643
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       10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   X
           (SEE INSTRUCTIONS)
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       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 4.35%
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       12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                        IN
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                                      -2-


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ITEM 1(a). NAME OF ISSUER:

           D & E Communications, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           124 East Main Street, P.O. Box 458, Ephrata, PA 17522-0458

ITEM 2(a). NAME OF PERSON FILING:

           Emily Sprecher

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           150 East Main Street, Ephrata, PA  17522

ITEM 2(c). CITIZENSHIP:

           United States

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock, Par Value $.16 Per Share

ITEM 2(e). CUSIP NUMBER:

           232860106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable

ITEM 4. OWNERSHIP

        (a) Amount Beneficially Owned:

            302,643

        (b) Percent of Class:

            4.94%

        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                  300*


                                      -3-


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            (ii)  shared power to vote or to direct the vote:

                  -0-

            (iii) sole power to dispose or to direct the disposition of:

            (iv)  shared power to dispose or to direct the disposition of:

                  36,000

     Mrs. Sprecher is co-trustee of a separate trust which also owns shares which have been contributed to the Voting Trust, and as such, she exercises shared investment power, but no voting power, with respect to such shares. Mrs. Sprecher disclaims beneficial ownership of these shares.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     This statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than five percent of the class of securities.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable

ITEM 8. IDENTIFICATION AND CLASS OF MEMBERS OF THE GROUP

           Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

           Not Applicable

ITEM 10. CERTIFICATION

         Not Applicable


                                      -4-


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February 9, 1998
                                                     --------------------------
                                                     Date

                                                     /s/ Emily B. Sprecher
                                                     --------------------------
                                                     Signature


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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     February   , 1998
                                                     --------------------------
                                                     Date


                                                     --------------------------
                                                     Signature


                                                     Emily B. Sprecher
                                                     --------------------------
                                                     Name

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